UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2022

VINCO VENTURES, INC.

(Exact name of registrant as specified in charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Address Not Applicable(1)	Address Not Applicable(1)
(Address of principal executive offices)	(Zip Code)

(866) 900-0992

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	BBIG	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

(1) We are a remote-friendly company, with several hubs and locations for employees to collaborate. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by Vinco Ventures, Inc. (the “Company”), (i) pursuant to that certain Securities Purchase Agreement (“July SPA”) dated as of July 22, 2021 by and between the Company and an accredited institutional investor (the “Holder), the Company sold to the Holder a Senior Secured Convertible Note in the aggregate principal amount of $120,000,000, of which an aggregate amount of $80,000,000 remains outstanding (the “Note”) and warrants representing the right to acquire shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

On August 15, 2022, the Holder submitted an Event of Default Redemption Notice to the Company in accordance with the terms of Section 4 of the Note in light of the Event of Default caused as a result of the Common Stock’s suspension from trading on an Eligible Market for five (5) consecutive Trading Days (the “Specified Event of Default”).

On August 18, 2022, the Company and the Holder entered into a Purchase Agreement (the “Purchase Agreement”) whereby the parties agreed, among other things: (i) that the Company shall repurchase (the “Company Repurchase”) $55,000,000 of the Principal Amount of the Note then outstanding (the “Company Repurchase Amount”) for $65,000,000 (the “Company Repurchase Price”), (ii) that such repayment shall be deemed voluntary, (iii) that notwithstanding anything to the contrary in Section 1 of the Note, but subject to Section 3(d) of the Note, until the Company Repurchase Amount is paid in full, the Company Repurchase Amount (together with any Interest and Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 of the Note, (iv) that the release shall be permitted of up to $70,000,000 from the Control Account; provided that $65,000,000 of such amount is wired directly from the Control Account to the Holder as payment of the Company Repurchase Price (the “Cash Release”), (v) that pursuant to Section 7(d) of the Note, the Conversion Price of the Note immediately following the Company Repurchase shall be voluntarily and irrevocably adjusted to equal $1.00, subject to further adjustments as provided in the Note, (vi) that the Company acknowledges that the Specified Event of Default has occurred and that the Specified Event of Default would permit the Holder to exercise certain specified rights (the “Remedies”), (vii) that, notwithstanding the occurrence of the Specified Event of Default, the Holder agrees to forbear from exercising any of the Remedies solely with respect to the Specified Event of Default effective only upon satisfaction in full of certain conditions precedent on or before August 20, 2022, unless waived in writing by the Holder (the first date upon which all such conditions have been satisfied or waived, as the case may be, by the Holder being referred to herein as the “Effective Date”) and (viii) that the Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 9:30 a.m., New York City time, on August 18, 2022.

The Purchase Agreement includes representations, warranties and covenants, and conditions to closing, expense and reimbursement obligations and termination provisions.

The foregoing description of the terms of the Purchase Agreement and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Purchase Agreement dated August 18, 2022 by and among Vinco Ventures, Inc.and the Holder.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 2022

VINCO VENTURES, INC.

	By:	/s/ John Colucci
	Name:	John Colucci
	Title:	Interim Chief Executive Officer